UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

0 1861G10 0

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary

of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 1, 2011

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 26,358,049 Common Units (1)
	8	SHARED VOTING POWER 18,000 (2)
	9	SOLE DISPOSITIVE POWER 26,358,049 Common Units (1)
	10	SHARED DISPOSITIVE POWER 18,446,074 Common Units (2)(3)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,804,123 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 74.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(1)	Comprised of (i) 5,193,759 Common Units held indirectly by Joseph W. Craft III (“Craft”) through the JWC III Rev Trust of which Craft is trustee; (ii) 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Craft is the indirect sole owner and President, Chief Executive Officer and sole Director); and (iii) 523,122 Common Units held by Alliance Management Holdings III, LLC (of which Craft is President and Director).
(2)	Craft may be deemed to share dispositive and voting power with respect to 18,000 Common Units held by the Joseph W. Craft III Foundation, a charitable foundation of which Craft is co-trustee. The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.
(3)	Craft may be deemed to share dispositive power with the Non-Craft Controlled Reporting Persons (as defined in Item 2 of that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”)) with respect to an aggregate of 14,016,495 Common Units held by such Non-Craft Controlled Reporting Persons as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1). The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 18,000 Common Units (4)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 18,000 Common Units (4)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,000 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(4)	Voting and dispositive power of the 18,000 Common Units held by the Joseph W. Craft III Foundation may be deemed to be shared with Joseph W. Craft III, a co-trustee of the foundation.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (5)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (5)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* CO

* SEE INSTRUCTIONS

(5)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (6)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (6)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* HC, CO

* SEE INSTRUCTIONS

(6)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc, Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alliance Resource GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 20,641,168 Common Units (7)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 20,641,168 Common Units (7)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,641,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 34.5%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(7)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III. Alliance Resource Holdings II, Inc., which is wholly-owned by Joseph W. Craft III, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS ALLIANCE MANAGEMENT HOLDINGS III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 523,122 Common Units (8)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 523,122 Common Units (8)
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 523,122 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(8)	Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as sole director of Alliance Management Holdings III, LLC.

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 5,873,467 Common Units (9)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 5,873,467 Common Units (9)(10)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,873,467 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

(9)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Ms. Guilfoyle became a trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs on March 20, 2008.
(10)	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

A. Wellford Tabor (as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,873,467 Common Units (11)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 5,873,467 Common Units (11)(12)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,873,467 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.8%
14	TYPE OF REPORTING PERSON * IN

* SEE INSTRUCTIONS

(11)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Mr. Tabor became a co-trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs effective as of June 19, 2009.
(12)	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (13)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 490,472 Common Units (13)(14)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

(13)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006.
(14)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (15)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 490,472 Common Units (15)(16)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(15)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006.
(16)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (17)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 490,472 Common Units (17)(18)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(17)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006.
(18)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 490,472 Common Units (19)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 490,472 Common Units (19)(20)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 490,472 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.82%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(19)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006.
(20)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (21)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 977,895 Common Units (21)(22)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES * ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON * OO

* SEE INSTRUCTIONS

(21)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.
(22)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (23)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 977,895 Common Units (23)(24)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(23)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.
(24)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,895 Common Units (25)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 977,895 Common Units (25)(26)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,895 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(25)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006.
(26)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 977,894 Common Units (27)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 977,894 Common Units (27)(28)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 977,894 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(27)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006.
(28)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Charles R. Wesley
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,886,025 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,886,025 Common Units (29)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,886,025 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(29)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Nancy Wesley (as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 113,055 Common Units (30)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 113,055 Common Units (30)(31)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,055 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(30)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Nancy Wesley, as trustee of such trust.
(31)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 113,055 Common Units (32)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 113,055 Common Units (32)(33)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,055 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(32)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006.
(33)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas M. Wynne (as Trustee under the Thomas M. Wynne Revocable Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 618,447 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 618,447 Common Units (34)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,447 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(34)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas M. Wynne Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 618,447 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 618,447 Common Units (35)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 618,447 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(35)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas P. Wynne (as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,478 Common Units (36)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 67,478 Common Units (36)(37)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(36)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Thomas P. Wynne, as trustee of such trust.
(37)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 67,478 Common Units (38)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 67,478 Common Units (38)(39)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,478 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(38)	Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas P. Wynne, as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006.
(39)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cindy Wynne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 338,484 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 338,484 Common Units (40)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 338,484 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(40)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas L. Pearson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,574,271 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,574,271 Common Units (41)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,574,271 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.0%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(41)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Gary J. Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 793,571 Common Units
	8	SHARED VOTING POWER 1,128,330 (42)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,921,901 Common Units (43)(44)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,921,901 Common Units (44)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(42)	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.
(43)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).
(44)	Comprised of (i) 793,571 Common Units held by Gary J. Rathburn individually, and (ii) 1,128,330 Common Units held by RaFT LLC, a limited liability company in which Mr. Rathburn and his wife, Anita Rathburn, each hold a 50% membership interest.

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Anita Rathburn
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,128,330 Common Units (45)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,128,330 Common Units (46)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,128,330 Common Units (46)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(45)	Comprised of Common Units held by RaFT LLC, a limited liability company in which Mrs. Rathburn and her husband, Gary J. Rathburn, each hold a 50% membership interest.
(46)	Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS RaFT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Oklahoma
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,128,330 Common Units (47)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,128,330 Common Units (47)(48)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,128,330 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(47)	Voting and dispositive power may be deemed to be shared with RaFT LLC’s manager, as well as with Gary J. Rathburn and Anita Rathburn, both of whom own a 50% membership interest in RaFT LLC.
(48)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Cary P. Marshall
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 905,925 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 905,925 Common Units (49)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 905,925 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(49)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS David A. Gilbert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 654,591 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 654,591 Common Units (50)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 654,591 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(50)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS George C. Tichnell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 484,154 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 484,154 Common Units (51)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,154 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(51)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1

NAME OF REPORTING PERSONS

S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Dale G. Wilkerson (individually, and as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 344,741 Common Units
	8	SHARED VOTING POWER 5,873,467 Common Units (52)
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,218,208 Common Units (52)(53)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,218,208 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 10.4%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(52)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,961,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,911579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Mr. Wilkerson became a co-trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs effective as of April 20, 2010.
(53)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Bret A. Hardwick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 162,635 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 162,635 Common Units (54)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,635 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(54)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Michael R. Rieck
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 154,145 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 154,145 Common Units (55)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 154,145 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(55)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,238 Common Units (56)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 52,238 Common Units (56)(57)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(56)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Alan K. Boswell, as trustee of such trust.
(57)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Alan Kent Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,238 Common Units (58)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 52,238 Common Units (58)(59)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,238 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(58)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Alan K. Boswell, as Trustee under the Alan Kent Boswell Trust.
(59)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,237 Common Units (60)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 52,237 Common Units (60)(61)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(60)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Linda K. Boswell, as trustee of such trust.
(61)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS The Linda Knight Boswell Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kentucky
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 52,237 Common Units (62)
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 52,237 Common Units (62)(63)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,237 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* OO

* SEE INSTRUCTIONS

(62)	Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Linda K. Boswell, as Trustee under the Linda Knight Boswell Trust.
(63)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alan B. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 90,385 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 90,385 Common Units (64)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 90,385 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(64)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Kendall Barret
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 60,168 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 60,168 Common Units (65)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,168 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(65)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS John W. Tanner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 48,175 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 48,175 Common Units (66)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,175 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(66)	Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

CUSIP NO. 01861G10 0	13D

1	NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS S. Paul Mackey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS * OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 27,852 Common Units
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 2,300 Common Units
	10	SHARED DISPOSITIVE POWER 25,552 Common Units (67)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,852 Common Units
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON* IN

* SEE INSTRUCTIONS

(67)	Dispositive power 25,552 of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1).

EXPLANATORY NOTE: This Amendment No. 4 to Schedule 13D (this “Amendment No. 4”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947) (the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647) (“Schedule 13D Amendment No. 2”), and as further amended by that certain Amendment No. 3 to Schedule 13D filed on December 22, 2008 (SEC File Number; Film Number 081263096) (“Schedule 13D Amendment No. 3” and with the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1, Schedule 13D Amendment No. 2 and Schedule 13D Amendment No. 4, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1.

Item 2.	Identity and Background.

Item 2 is hereby supplemented as follows:

(a) The cover page for Mary Catherine Huigens has been removed. Effective as of April 20, 2010, Mary Catherine Huigens resigned as Co-Trustee of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs. A cover page has been added for A. Wellford Tabor as Co-Trustee of each of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs. The cover page for Dale G. Wilkerson has been supplemented to reflect that Mr. Wilkerson has been appointed as a Co-Trustee of each of the Craft Children’s Irrevocable Trusts and the Craft Children’s GRATs. A cover page has been added for the Thomas M. Wynne Revocable Trust. A cover page has also been added for Thomas P. Wynne as trustee for The Thomas M. Wynne Family Trust. The cover page for Cindy Wynne has been updated to reflect that she is no longer the trustee for The Thomas M. Wynne Family Trust and that the common units included on her cover page are owned by her individually.

(c) Schedule I to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items to provide required information regarding the Craft Children’s GRATs and the co-trustees thereof, the Thomas M. Wynn Family Trust and the trustee thereof and the Thomas M. Wynne Revocable Trust and the trustee thereof:

Name	Citizenship or State of Formation, as Applicable	Business Address or Residence
A. Wellford Tabor, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	USA	A. Wellford Tabor c/o Alliance Resource GP, LLC 1717 South Boulder Avenue Tulsa, OK 74119

Dale G. Wilkerson, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	USA	Dale G. Wilkerson c/o Alliance Resource GP, LLC 1717 South Boulder Avenue Tulsa, OK 74119

Thomas M. Wynne, as Trustee of the Thomas M. Wynne Revocable Trust.	USA	Thomas M. Wynne c/o Alliance Resource GP, LLC 1717 South Boulder Avenue Tulsa, OK 74119

Thomas P. Wynne, as Trustee of the Thomas M. Wynne Family Trust.	USA	Thomas P. Wynne c/o Alliance Resource GP, LLC 1717 South Boulder Avenue Tulsa, OK 74119

(d) Schedule II to Schedule 13D Amendment No. 1 is hereby supplemented by adding the follow line items to provide required information regarding the Craft Children’s GRATs and the co-trustees thereof, the Thomas M. Wynne Family Trust and the trustee thereof and the Thomas M. Wynne Revocable Trust and the trustee thereof:

Name	Principal Occupation or Employment; Name of Organization in which such Employment is Conducted
A. Wellford Tabor, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	A. Wellford Tabor serves as the co-trustee for eight trusts that hold AHGP Common Units and is the Managing Partner of Keeneland Capital, LLC.

Dale G. Wilkerson, as Co-Trustee of (i) the Craft Children’s Irrevocable Trusts and (ii) the Craft Children’s GRATs.	Dale G. Wilkerson serves as the co-trustee for eight trusts that hold AHGP Common Units and is retired.

Thomas M. Wynne, as Trustee of the Thomas M. Wynne Revocable Trust.	Thomas M. Wynne serves as the trustee for a trust that holds AHGP Common Units and is the Senior Vice President and Chief Operating Officer of Alliance GP, LLC.

Thomas P. Wynne, as Trustee of the Thomas M. Wynne Family Trust.	Thomas P. Wynne serves as the trustee for a trust that holds AHGP Common Units and is a student.

Item 4.	Purpose of the Transaction.

Item 4 is hereby supplemented to add the description included in Item 6 below, and hereby incorporated by reference, of the offering of 2,750,000 already issued and outstanding common units (the “Units”) of Alliance Holdings GP, L.P. (the “Partnership”) by certain Reporting Persons.

Item 5.	Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 are hereby amended and restated as follows:

(a) There were 59,863,000 Common Units outstanding as of April 4, 2011. The number of Common Units beneficially owned by each Reporting Person and the percentage of the total number of Common Units outstanding represented by such beneficial ownership is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference.

(b) The number of Common Units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

Item 6.	Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby supplemented to add the following:

(a) On March 29, 2011, the Partnership and Alliance GP, LLC, the general partner of the Partnership (the “General Partner”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives for the several underwriters named therein (collectively, the “Underwriters”), and certain unitholders of the Partnership identified as Selling Unitholders in Schedule 1 to the Underwriting Agreement (the “Selling Unitholders”), pursuant to which the Selling Unitholders agreed to sell 2,750,000 already issued and outstanding common units of the Partnership (the “Units”).

Pursuant to the Underwriting Agreement, the Selling Unitholders also granted the Underwriters a 30-day option to purchase up to an aggregate of 412,500 additional common units from the Selling Unitholders, at the public offering price, less the underwriting discount and commissions. The material terms of the offering of the Units are described in the prospectus supplement, dated March 29, 2011, as filed by the Partnership with the Securities and Exchange Commission (the “Commission”). The offer and sale of the Units is registered with the Commission pursuant to a Registration Statement on Form S-3 (Registration No. 333-173123) filed by the Partnership on March 28, 2011.

(b) In connection with the offering of the Units described in (a) above, and at the request of the Underwriters of such offering, the Selling Unitholders and the Partnership’s executive officers and directors executed lock-up agreements providing, in pertinent part, that for a period of 60 days following the offering, the parties executing the lock-ups would not, without the prior consent of Barclays Capital Inc. sell, offer for sale, swap, or otherwise dispose of, or exercise any registration rights with respect to, any common units or other securities of the Partnership, except for limited permitted transfers (such as transfers to family members or affiliates of such person).

(c) On November 20, 2007 and March 10, 2011, the Partnership, the General Partner, C-Holdings, LLC, Joseph W. Craft III, Alliance Resource Holdings II, Inc., Alliance Resource Holdings, Inc. and Alliance Resource GP, LLC executed a First Amendment and Second Amendment (collectively, the “Amendments”) to the Transfer Restrictions Agreement (the “Agreement”), dated June 13, 2006 to which they and certain individuals and trusts named therein (collectively, the “Holders”) are parties. Pursuant to Section 3.11 of the Agreement, the required written consent of Holders holding at least eighty percent of the Restricted Securities (as defined therein) was obtained prior to each amendment. These Amendments provide that (i) the Board of Directors of the General Partner (the “Board of Directors”) is entitled to directly authorize a transfer of the Partnership’s common units held by Holders under the Agreement, (ii) the Board of Directors is permitted to remove transfer restrictions from the Partnership’s common units subject to the Agreement, (iii) certain holders of the Partnership’s common units are permitted to assign their rights to participate in an authorized transfer to certain permitted family members or entities owned by family members or trusts created for the benefit of certain family members and (iv) the right to pro rata participation provided under the Agreement shall not apply to transfer requests from the family member of a deceased holder who was subject to the Agreement.

Item 7. Material to be Filed as Exhibits.

Item 7 is hereby amended and restated as follows:

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated April 18, 2011 filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed herewith.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2011

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Joseph W. Craft III
JOSEPH W. CRAFT III FOUNDATION

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/08/06
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and December 11, 2008
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Dale G. Wilkerson, individually, and as Co-Trustee under:
(i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Charles R. Wesley by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Charles R. Wesley

/s/ Nancy Wesley by Megan Cordle pursuant to Powers of Attorney dated 2/3/07 and 2/5/07
Nancy Wesley, individually, and as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006

/s/ Thomas M. Wynne by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Thomas M. Wynne, individually, and as Trustee under the Thomas M. Wynne Revocable Trust

/s/ Thomas P. Wynne by Megan Cordle pursuant to Powers of Attorney dated 4/17/11
Thomas P. Wynne, individually, and as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006

/s/ Cindy Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy Wynne

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Gary J. Rathburn

/s/ Anita Rathburn by Megan Cordle pursuant to Power of Attorney dated 2/13/07
Anita Rathburn

RaFT LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/13/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 2/2/07
Cary P. Marshall

/s/ David A. Gilbert by Megan Cordle pursuant to Power of Attorney dated 2/2/07
David A. Gilbert

/s/ George C. Tichnell by Megan Cordle pursuant to Power of Attorney dated 2/3/07
George C. Tichnell

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Bret A. Hardwick

/s/ Michael R. Rieck by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Michael R. Rieck

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Alan B. Smith by Megan Cordle pursuant to Power of Attorney dated 2/1/07
Alan B. Smith

/s/ Kendall Barret by Megan Cordle pursuant to Power of Attorney dated 2/4/07
Kendall Barret

/s/ John W. Tanner by Megan Cordle pursuant to Power of Attorney dated 2/20/07
John W. Tanner

/s/ S. Paul Mackey by Megan Cordle pursuant to Power of Attorney dated 2/7/07
S. Paul Mackey

EXHIBIT INDEX

Exhibit A:	Appendix A (form of Partnership Agreement) to Form 424B-4 Prospectus filed by Alliance Holdings GP, L.P. on May 10, 2006 (File No. 333-129883; Film No. 06824227); incorporated herein by reference.

Exhibit B:	Exhibit A (form of Lock-Up Agreement) to the Underwriting Agreement filed on April 4, 2011 by Alliance Holdings GP, L.P. as Exhibit 1.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 11736777); incorporated herein by reference.

Exhibit C:	Exhibit 4.1 (Transfer Restrictions Agreement) and Exhibit 4.2 (A&R Registration Rights Agreement) to Current Report on Form 8-K filed by Alliance Holdings GP, L.P. on June 16, 2006 (File No. 000-51952; Film No. 06909836); incorporated herein by reference.

Exhibit D:	Joint Filing Agreement dated April 18, 2011 filed herewith.

Exhibit E:	Form of the Option Agreement entered into by and among each Grantor and the Partnership (as defined in Schedule 13D Amendment No. 2); filed as Exhibit E to Schedule 13D Amendment No. 2 (File No. 005-81827; Film No. 081016647); incorporated herein by reference.

Exhibit F:	Form of the AMH III Option Agreement entered into by and among Alliance Management Holdings III, LLC and numerous employees of Alliance Coal, LLC and its affiliates; filed as Exhibit F to Schedule 13D Amendment No. 3 (File No. 005-81827; Film No. 081263096); incorporated herein by reference.